EXHIBIT 99.1

JMAR Letter to Shareholders
February 25, 2008

SAN DIEGO—(BUSINESS WIRE)—JMAR Technologies, Inc. (OTCBB:JMAR), a leading developer of advanced laser, photonics and detection technologies, today released the following letter to shareholders:

Dear Shareholder,

My tenure as CEO of JMAR is approaching two years. Accepting this position I told you of my enormous respect for the Company and my total commitment to its success. That has not changed. Although at this late date you certainly have the right to ask “are we there yet?”

The Company faced a bleak situation in 2006. Over the course of the next twelve months I aggressively cut costs, reduced staffing, advanced a small number of key technology projects, and fortunately, managed to retain the best and brightest employees. However, even with aggressive measures, the share price continued its steady decline.

Early last fall, a series of BioSentry product improvements were implemented and we began to enjoy renewed market interest. Good news began to emerge on other fronts as well, such as 1) in response to an industry solicitation from the Army, we were recognized as the only Company to successfully develop a double pulse plasma laser for stand-off explosives detection, and 2) the EPA determined in their test laboratory that BioSentry outperformed all other biological detection devices previously tested.

These activities did not go unnoticed. Laurus Capital recognized that JMAR was beginning to put accomplishments, rather than promises, on the table. This led to a decision to provide new financing that featured a $7.5 million term note. Thus, the prolonged search for financing to save the Company and develop its potential was over. We sold the JMAR Vermont assets in October, allowing us to narrow our technology focus and concentrate our product development efforts in San Diego.

The primary goals now are to accelerate commercialization, reach profitability and retire the debt financing. We have engaged a local engineering and manufacturing firm with a proven track record to prototype and package our double pulse lasers and to manufacture our BioSentry products. Further, we have reached an agreement in principle with a large commercial firm to handle the marketing, sales, and distribution of BioSentry to the worldwide municipal water market – a model we intend to repeat in other industry segments.

As you know, we recently issued a proxy to increase the number of authorized shares from 80 to 380 million. The votes were counted on February 22nd and I want to extend my personal thanks for your overwhelming support – approximately 80% of the votes cast were in favor. This increase in shares allows us to 1) reserve the shares obligated for the current financing, 2) reward and incentivize deserving employees, officers and directors, and 3) hold an ample supply of common stock in reserve for future growth transactions.

Today JMAR is best described as a very promising start-up, managed by some very talented individuals, under the guidance of an expertly qualified board of directors, enabled by the support and confidence of Laurus Funds. We will be holding our Annual Shareholder Meeting in San Diego later this year. I hope you will join us.

Sincerely,

/s/ C. Neil Beer, PhD
C. Neil Beer, PhD
President & CEO

About JMAR
JMAR Technologies, Inc. is a late-stage technology company with expertise in the development and early commercialization of detection and laser-based technologies for nano-scale imaging, chemical and biological analysis, and fabrication. The Company is leveraging more than a decade of laser and photonics research in developing a portfolio of products with market applications in high interest areas such as homeland security, biological monitoring of water quality, and hazardous materials detection. These technologies represent significant intellectual property which includes more than thirty issued or pending patents.

Contact Information:	JMAR Technologies, Inc.
Kathi Kirchmeier Marketing Communications Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the uncertainty of acceptance in the market for our products and technologies or the acceptance of our customers’ products or technologies which incorporate our products and technologies, the failure of our technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets, cost and margins for JMAR’s products, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.